Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264153

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 10, 2023

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 6, 2022)

$

Take-Two Interactive Software, Inc.

$                    % Senior Notes due 20

$                    % Senior Notes due 20

We are offering $                 aggregate principal amount of our     % Senior Notes due 20     (the “20     notes”), and $                 aggregate principal amount of our     % Senior Notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). The 20     notes will bear interest at a rate of     % per annum and the 20     notes will bear interest at a rate of     % per annum. We will pay interest on the notes semi-annually in arrears on                and                 of each year, beginning on                , 2023. The 20     notes will mature on                 , 20     and the 20     notes will mature on                 , 20    .

We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations. There is no sinking fund for the notes. The notes are not, and are not expected to be, listed on any securities exchange.

Investing in the notes involves risks. See “Cautionary Note Regarding Forward-Looking Statements” on page S-iii and the risks described under the heading “Risk Factors ” beginning on page S-5 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the Securities and Exchange Commission before investing in the notes.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us (Before Expenses)
Per 20 note		%		%		%
20 note total	$		$		$
Per 20 note		%		%		%
20 note total	$		$		$
Total	$		$		$

(1)	Plus accrued interest, if any, from April , 2023, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about April    , 2023 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is April     , 2023.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the headings “Where You Can Find Additional Information” in this prospectus supplement and “Where You Can Find More Information and Information Incorporated by Reference” in the accompanying prospectus before making an investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the information incorporated by reference in such documents. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you is accurate only as of the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Take-Two,” the “Company,” “we,” “us,” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars. References to “GAAP” are to accounting principles generally accepted in the United States.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the offering of the notes in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein and therein, which are not historical facts, including statements relating to our acquisition (the “Zynga Acquisition”) of Zynga Inc. (“Zynga”), are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effect that measures taken to mitigate the COVID-19 pandemic have on our operations, including our ability to timely deliver our titles and other products, and on the operations of our counterparties, including retailers, including digital storefronts and platform partners, and distributors; the effects of the COVID-19 pandemic on consumer demand and the discretionary spending patterns of our customers as the situation with the pandemic continues to evolve; the impact of changes in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of inflation; volatility in foreign currency exchange rates; risks that the Zynga Acquisition disrupts our plans and operations; the ability of the company to retain key personnel subsequent to the Zynga Acquisition; the ability to realize the benefits of the Zynga Acquisition, including Net Bookings opportunities and cost synergies; the ability to successfully integrate Zynga’s business with Take-Two’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that may be instituted against Take-Two, Zynga or others related to the Zynga Acquisition; the amount of the costs, fees, expenses and charges related to the Zynga Acquisition; other risks included herein; as well as, but not limited to, the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-5, and are contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q, in the section entitled “Risk Factors,” and our other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-5 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the “Risk Factors” sections in our periodic reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Our Company

We are a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products principally through Rockstar Games, 2K, Private Division, and Zynga. Our products are currently designed for console gaming systems, PC, and Mobile including smartphones and tablets. We deliver our products through physical retail, digital download, online platforms, and cloud streaming services.

Our strategy is to be the most creative, innovative, and efficient company in our industry. Our ambition is to capitalize on the popularity of video games by creating high quality, engaging interactive entertainment franchises and delivering them across an array of platforms to captivate our global audience. We focus on building compelling entertainment franchises by publishing a select number of titles for which we can create sequels and incremental revenue opportunities through virtual currency, add-on content, in-game purchases, and in-game advertising. Most of our intellectual property is internally owned and developed, which we believe best positions us financially and competitively. We have established a portfolio of proprietary software content for the major hardware platforms in a wide range of genres, including action, adventure, family/casual, role-playing, shooter, sports, and strategy, which we distribute worldwide. We believe that our commitment to creativity and innovation is a distinguishing strength, enabling us to differentiate our products in the marketplace by combining advanced technology with compelling storylines and characters that provide unique gameplay experiences for consumers. We have created, acquired, or licensed a group of highly recognizable brands to match the broad consumer demographics that we serve, ranging from adults to children and game enthusiasts to casual gamers. Another cornerstone of our strategy is to support the success of our products in the marketplace through innovative marketing programs and global distribution on platforms and through channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 110 West 44th Street, New York, New York 10036. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the notes is contained under the heading “Description of Notes” in this prospectus supplement and under the heading “Description of the Debt Securities” in the accompanying prospectus. As used in this section, “we,” “our,” and “us” refer to Take-Two Interactive Software, Inc. and not to its consolidated subsidiaries.

Issuer	Take-Two Interactive Software, Inc.

Notes Offered	$ aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of % Senior Notes due 20 ; and

•	$ aggregate principal amount of % Senior Notes due 20 .

Maturity Dates	The 20 notes will mature on , 20 and the 20 notes will mature on , 20 , unless earlier redeemed or repurchased.

Interest Rate	The 20 notes will bear interest at a rate of % per annum and the 20 notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on each and , beginning on , 2023.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations, including our 3.300% Senior Notes due 2024, 3.550% Senior Notes due 2025, 3.700% Senior Notes due 2027 and 4.000% Senior Notes due 2032 (collectively, the “Existing Notes”), Take-Two’s guarantees of Zynga’s 0.25% Convertible Senior Notes due 2024 and 0% Convertible Senior Notes due 2026 (the “Zynga Convertible Notes”), the indebtedness under our unsecured 364-Day Term Loan Credit Agreement (the “Term Loan”) (which, as described under “Use of Proceeds,” we intend to repay at or prior to maturity in June 2023 using the proceeds of this offering) and any indebtedness we may incur from time to time under the revolving credit facility under our unsecured credit agreement (the “2022 Credit Agreement”). The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and liabilities of our subsidiaries.

As of December 31, 2022, on an unconsolidated basis, Take-Two had $3.1 billion of indebtedness for borrowed money outstanding (including our Existing Notes, our guarantees of the Zynga Convertible Notes and the Term Loan) and $2.8 million face amount of letters of credit outstanding, none of which was secured. As of December 31, 2022, our subsidiaries had $51.4 million of indebtedness for borrowed money outstanding (representing the Zynga Convertible Notes) and $3.1 billion of other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary) to which the notes would have been structurally subordinated. After giving effect to this offering and the application of the net proceeds therefrom as described in “Use of Proceeds”, on an unconsolidated basis,

Take-Two would have had approximately $ billion of outstanding indebtedness as of December 31, 2022, none of which would have been secured indebtedness.

Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our subsidiaries to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants will be subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt Securities—Covenants” and “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to certain of our assets.

Use of Proceeds	We intend to use the net proceeds from this offering to repay in full our Term Loan, which has a principal balance of $350.0 million as of December 31, 2022 and matures on June 21, 2023, and the remainder for general corporate purposes, including the repurchase or retirement of our other outstanding indebtedness.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System or Clearstream Banking, S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances	We may, without the consent of existing holders, create and issue additional notes of any series having the same terms as, and ranking equally with, the notes of the corresponding series (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the notes of the corresponding series; provided that if the additional notes are not fungible with the outstanding notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes—There may not be active trading markets for the notes” in this prospectus supplement.

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

Trustee	The Bank of New York Mellon.

Governing Law	New York law will govern the indenture and the notes.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you, before investing in any of the notes offered hereby.

Conflicts of Interest	Because affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are lenders under our Term Loan and each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan, each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q, each of which is incorporated by reference herein, as those risk factors are amended or supplemented by the other reports and documents we file with the SEC after the date of this prospectus supplement, and the following discussion of risks, before deciding whether an investment in the notes is suitable for you. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Notes

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not the obligations of any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the indenture governing the notes will not restrict our subsidiaries from incurring unsecured indebtedness. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2022, our subsidiaries had $51.4 million of indebtedness for borrowed money outstanding (representing the Zynga Convertible Notes) and $3.1 billion of other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary).

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with all our other senior unsecured indebtedness, including our Existing Notes, our guarantees of the Zynga Convertible Notes, the Term Loan (which, as described under “Use of Proceeds,” we intend to repay at or prior to maturity on June 21, 2023 using the proceeds of this offering) and any indebtedness we may incur from time to time under our revolving credit facility under the 2022 Credit Agreement. The indenture governing the notes will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If we incur any secured indebtedness, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure indebtedness will be available to pay obligations on the notes only after all indebtedness secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We have $2.7 billion aggregate principal amount of outstanding Existing Notes, a $350.0 million Term Loan (which we intend to repay using the proceeds of this offering) and a $500.0 million revolving credit facility under the 2022 Credit Agreement, and may incur other indebtedness in the future, including the notes being offered hereby, all of which may adversely affect our financial condition and future financial results.

As the notes offered hereby mature, we will have to expend significant resources to either repay or refinance such notes. If we decide to refinance the notes offered hereby, we may be required to do so on different or less favorable terms or we may be unable to refinance such notes at all, both of which may adversely affect our financial condition.

We also have $2.7 billion aggregate principal amount of outstanding Existing Notes, a $350.0 million Term Loan (which, as described under “Use of Proceeds,” we intend to repay at or prior to maturity on June 21, 2023 using the proceeds of this offering) and a $500.0 million revolving credit facility under the 2022 Credit Agreement. As of December 31, 2022, we had no outstanding borrowings under the 2022 Credit Agreement.

Our current or future levels of indebtedness may adversely affect our financial condition and future financial results by, among other things:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

requiring the dedication of a greater than expected portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for general corporate purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

We are required to comply with the covenants set forth in the indenture governing our Existing Notes, the Zynga Convertible Notes and the notes offered hereby and the 2022 Credit Agreement. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the holders of the Existing Notes, the Zynga Convertible Notes or the notes or the lenders under the 2022 Credit Agreement, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

We may still be able to incur substantially more indebtedness.

The terms of the indenture governing the notes will not prohibit us from incurring substantial indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants with respect to property held by us or our subsidiaries contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies will routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest generally decline in market value, and increases in market interest rates may also adversely affect the market value of fixed rate debt securities. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of the notes may decline. We cannot predict the future level of market interest rates.

There may not be active trading markets for the notes.

There are currently no active trading markets for the notes. We do not intend to list the notes on any securities exchange or include them in any automated quotation system. We cannot assure you that active trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes may be less than the price you pay for them and will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	propensity of existing holders to trade their positions in each series of the notes;

•	time remaining to the maturity of each series of the notes;

•	outstanding amount of each series of the notes;

•	redemption of each series of the notes; and

•	level, direction and volatility of market interest rates generally.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of each series prior to maturity. We may redeem the notes of each series at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the proceeds you receive from any redemption of the notes of a series in a comparable security at an effective interest rate as high as that of the notes of such series.

The provisions in the indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the applicable series of notes is no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. In addition, certain circumstances involving a significant change in the composition of our board of directors may not constitute a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”). In the event of any such significant change in the composition of our board of directors, unless such change otherwise constitutes a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”), the holders would not have the right to require us to repurchase their notes even if a “ratings event” occurs where the applicable series of notes ceases to be rated investment grade as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.

We will be required to repurchase the notes at the option of each holder upon the occurrence of a change of control repurchase event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at the time of any change of control repurchase event. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase your notes at your option upon a change of control repurchase event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including our revolving credit facility under the 2022 Credit Agreement.

You may not be able to determine when a change of control repurchase event has occurred.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes will contain covenants limiting our ability and the ability of our subsidiaries to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all our assets, taken as a whole, to, another person. However, the covenants limiting liens and sale and leaseback transactions will contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain of our assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In light of these exceptions and other factors described above, the negative covenants in the indenture governing the notes may have a limited effect and may not protect your investment in the notes.

We may enter into interest rate swap agreements in connection with the issuance of the notes.

In connection with the offering of the notes, we may enter into interest rate swap agreements to hedge some of our exposure to interest rate volatility, including in our portfolio of investments. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these agreements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates and can themselves result in losses in our consolidated statement of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the notes will be approximately $            million after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay in full our Term Loan, which has a principal balance of $350.0 million as of December 31, 2022 and matures on June 21, 2023, and the remainder for general corporate purposes, including the repurchase or retirement of our other outstanding indebtedness.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and capitalization as of December 31, 2022:

•	on a historical basis; and

•

on an adjusted basis to give effect to this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, the application of the net proceeds therefrom as described in footnote (1) below.

The information set forth below should be read in conjunction with our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Form 10-Q for the quarter ended December 31, 2022, that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2022
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$860.9	$

Short-term investments	$268.6	$

Short-term debt:
Term Loan	350.0		—
2022 Credit Agreement(2)	—		—
Long-term debt:
Senior Notes due offered hereby
Senior Notes due offered hereby
3.300% Senior Notes due 2024(3)	$1,000.0		$1,000.0
3.550% Senior Notes due 2025(3)	600.0		600.0
3.700% Senior Notes due 2027(3)	600.0		600.0
4.000% Senior Notes due 2032(3)	500.0		500.0
0.25% Convertible Senior Notes due 2024(4)	22.5		22.5
0% Convertible Senior Notes due 2026(4)	28.9		28.9
Other long-term liabilities(5)	1,079.3		1,079.3

Total debt and other long-term liabilities	4,180.7

Total stockholders’ equity	9,550.4		9,550.4

Total capitalization	$13,731.1	$

(1)

This column presents Take-Two’s capitalization as adjusted to give effect to the offering of the notes hereby and the repayment in full of all of the amounts outstanding under our Term Loan, which has a principal balance of $350.0 million as of December 31, 2022 and matures on June 21, 2023. This column does not reflect the use of the remaining proceeds. See “Use of Proceeds.”

(2)	Take-Two is party to a $500.0 million revolving credit facility under the 2022 Credit Agreement, of which none was drawn at December 31, 2022.
(3)	Amount is presented without giving effect to unamortized discount and issuance costs.
(4)	Take-Two has guaranteed the payment and other obligations of Zynga under the Zynga Convertible Notes.
(5)	Includes $711.3 million of deferred tax liabilities, net.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of the Debt Securities” beginning on page 7 of the accompanying prospectus.

Each series of notes will be issued as a separate series of debt securities under an indenture dated as of April 14, 2022 (the “base indenture”) between us and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by a fifth supplemental indenture, with respect to the              notes and a sixth supplemental indenture, with respect to the              notes, each to be entered into concurrently (the base indenture as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “we,” “us” and “our” in this section of this prospectus supplement are only to Take-Two Interactive Software, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, including our Existing Notes, our guarantees of the Zynga Convertible Notes, the Term Loan (which, as described under “Use of Proceeds,” we intend to repay at or prior to maturity on June 21, 2023 using the proceeds of this offering) and any indebtedness we may incur from time to time under our 2022 Credit Agreement;

•	the notes will be effectively subordinated in right of payment to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any of our indebtedness that is subordinated in right of payment to the notes;

•

the notes will be structurally subordinated to all liabilities of our subsidiaries. As of December 31, 2022, our subsidiaries had $51.4 million of indebtedness for borrowed money outstanding (representing the Zynga Convertible Notes) and $3.1 billion of other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary);

•

the              notes initially will be limited to $             aggregate principal amount and the              notes initially will be limited to $             aggregate principal amount (in each case, subject to our right to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of % per year and the notes will accrue interest at a rate of % per year;

•	the notes will mature on , and the notes will mature on , , in each case unless redeemed or repurchased prior to such date;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on              and              of each year, beginning on             , 2023, in the case of the              notes, and on              and              of each year, beginning on             , 2023, in the case of the              notes;

•	we may redeem the notes of any series prior to their respective maturity, in whole or in part, as described under “—Optional Redemption” below;

•

we may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes of each series will be issued in registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•

the notes of each series will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency maintained by us for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the              notes will be paid to the person in whose name that note is registered at the close of business on              or             , as the case may be, immediately preceding the relevant interest payment date.

Interest on the              notes will be paid to the person in whose name that note is registered at the close of business on              or             , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system. The notes will not be subject to any sinking fund.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash- settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and upon their purchase, they will no longer be considered “outstanding” for purposes of determining whether the requisite holders of the required principal amount of any series of notes have concurred in any direction, amendment, waiver or consent under the indenture.

The indenture will not contain any provisions that would limit our or our subsidiaries’ ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book- Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge to the holder will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any note subject to redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption. We will not be required to register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal of and premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such notes will thereafter look solely to us for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, including our Existing Notes, our guarantees of the Zynga Convertible Notes, the Term Loan (which, as described under “Use of Proceeds,” we intend to repay at or prior to maturity in June 2023 using the proceeds of this offering) and any indebtedness we may incur from time to time under our 2022 Credit Agreement.

The notes will effectively rank junior to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all liabilities of our subsidiaries. We derive a significant portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries.

In addition, claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of December 31, 2022, on an unconsolidated basis, Take-Two had $3.1 billion of indebtedness for borrowed money outstanding (including our Existing Notes, our guarantees of the Zynga Convertible Notes and the Term Loan) and $2.8 million face amount of letters of credit outstanding, none of which was secured. As of December 31, 2022, our subsidiaries had $51.4 million of indebtedness for borrowed money outstanding (representing the Zynga Convertible Notes) and $3.1 billion of other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary) to which the notes would have been structurally subordinated. After giving effect to this offering and the application of the net proceeds therefrom as described in “Use of Proceeds”, on an unconsolidated basis, Take-Two would have had approximately $                billion of outstanding indebtedness as of December 31, 2022, none of which would have been secured indebtedness.

Optional Redemption

Prior to (i)             ,             , with respect to the              notes, and (ii)            ,            , with respect to the            notes (one month prior to the maturity date of such              notes, such date, the “Par Call Date”), we may redeem each such series of notes, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming, in the case of the              notes, the             notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued on the notes of such series to the date of redemption, and

(2) 100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the              notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the             notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date, in the case of the              notes, or to the Par Call Date, in the case of the              notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date, in the case of the              notes, or to the Par Call Date, in the case of the              notes, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date, in the case of the              notes, or the Par Call Date, in the case of the              notes, as applicable. If there is no United States Treasury security maturing on the maturity date, in the case of the              notes, or on the Par Call Date, in the case of the              notes, but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date, in the case of the              notes, or from the Par Call Date, in the case of the              notes, one with a maturity date preceding the maturity date, in the case of the              notes, or preceding the Par Call Date, in the

case of the              notes, and one with a maturity date following the maturity date, in the case of the              notes, or following Par Call Date, in the case of the              notes, we shall select the United States Treasury security with a maturity date preceding the maturity date, in the case of the              notes, or preceding the Par Call Date, in the case of the              notes. If there are two or more United States Treasury securities maturing on the maturity date, in the case of the              notes, or on the Par Call Date, in the case of the              notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pursuant to the depositary’s procedures (or, in the case of certificated notes, as provided in the indenture). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new certificated note in a principal amount equal to the unredeemed portion of any certificated notes will be issued in the name of the holder of the note upon surrender for cancellation of the original certificated notes. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described above, each holder of the notes of such series will have the right to require us to repurchase all or any part (in a minimum amount of $2,000 and multiples of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering (the “change of control offer”) to repurchase the notes on the repurchase date specified in the notice at the option of the holders, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that our obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the notes as a result of a change of control repurchase event. To the extent the provisions of any such securities laws or regulations conflict with the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture by virtue thereof; provided that we otherwise use commercially reasonable efforts to permit holders to exercise their rights and to fulfill our obligations in the time and in the manner specified in these provisions of the indenture to the extent permitted by such securities laws or regulations.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our change of control notice;

(2) deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder of a certificated note, a new certificated note equal in principal amount to any unpurchased portion of any such notes surrendered.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described below under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants —Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, the covenant relating to repurchases upon the occurrence of a change of control repurchase event and the covenant described in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a change of control offer in connection with a change of control repurchase event if a third party makes such an offer in connection with such change of control repurchase event in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors unless such change otherwise constitutes a change of control repurchase event.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. Furthermore, a failure to repurchase the notes upon a change of control repurchase event could constitute an event of default under our 2022 Credit Agreement. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan by our board of directors relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of our voting shares or other voting shares into which our voting shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting shares of such holding company immediately following that transaction are substantially the same as the holders of our voting shares immediately prior to that transaction and each holder holds substantially the same percentage of voting shares of such holding company as such holder held of our shares immediately prior to that transaction or (iii) our voting shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting shares or the outstanding voting shares of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB— or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the notes of any series or fails to make a rating of the applicable series of notes publicly available, “rating agency” will include a substitute rating agency appointed by the Company.

“rating category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by a substitute rating agency.

“ratings event” means that the applicable series of notes ceases to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by us of our intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the applicable series of notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the applicable series of notes is rated investment grade by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of that series of notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such rating agency for such series of notes shall be deemed to have ceased to be investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue notes of any series having the same terms as, and ranking equally and ratably with, such series of notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes of a series may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes of such series, and will vote together as one class on all matters with respect to the notes of such series, as the case may be; provided that if the additional notes are not fungible with the outstanding notes of the applicable series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our capital stock or the capital stock of such subsidiaries, or

•	purchasing or redeeming our capital stock or the capital stock of such subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above and in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets.” In addition, the covenants described under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions” will apply only to “Principal Property” owned by us and our subsidiaries. As of the date of this prospectus, we and our subsidiaries only have a limited amount of assets that constitute “Principal Property.” The indenture will contain the following principal covenants in addition to those set forth in the accompanying prospectus under “Description of the Debt Securities—Covenants”:

Limitation on Liens

We will not, and we will not permit any of our subsidiaries to, create or incur any Lien upon any Principal Property of ours or any of our subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any indebtedness of ours or any of our subsidiaries unless prior to or at the same time, the notes (together with, at our option, any other indebtedness or guarantees of ours or any of our subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness, until such time as such indebtedness or guarantees are no longer secured by such Lien or such Principal Property is no longer owned by us or any of our subsidiaries.

The foregoing restriction does not apply to:

(1) Liens on Principal Property existing with respect to any person at the time such person becomes a direct or indirect subsidiary of ours, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens existing on Principal Property at the time of acquisition thereof or at the time of acquisition by us or any of our subsidiaries of any person then owning such Principal Property whether or not such existing Liens were given to secure the payment of the purchase price of the Principal Property to which they attach;

(3) Liens securing indebtedness of ours or any of our subsidiaries owing to us or any of our subsidiaries;

(4) Liens existing on the date of the initial issuance of the notes (excluding any additional notes);

(5) Liens on Principal Property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes a subsidiary of ours, or at the time of a sale, lease or other disposition of all or substantially all of the Principal Property of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the notes;

(8) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 90 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges or levies on Principal Property not yet due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been made;

(10) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11) pledges or deposits under workmen’s compensation, unemployment insurance and other social security laws or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Principal Property covered thereby in the ordinary course of business and which do not, in our opinion, materially detract from the value of such Principal Property;

(13) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Principal Property subject to such Liens;

(14) Liens securing indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Principal Property (including shares of capital stock), plant or equipment of ours or our subsidiaries; provided, however, that the Lien may not extend to any other Principal Property owned by us or any of our subsidiaries at the time the Lien is incurred (other than Principal Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Principal Property subject to the Lien; provided further, however, that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under the indenture provided by any person (or its affiliates) may be cross-collateralized to other such financings provided by such person (or its affiliates);

(15) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16) Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Principal Property relating to such letters of credit and proceeds thereof;

(18) in connection with the sale or transfer of any equity interests or other assets in a consolidation, merger or sale of assets transaction permitted under the indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(19) leases or subleases granted to other persons and not interfering in any material respect with our business or the business of any of our subsidiaries and which do not secure any indebtedness;

(20) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases entered into in the ordinary course of business;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods in the ordinary course of business;

(22) licenses of intellectual property entered into in the ordinary course of business (including, intercompany licensing of intellectual property between ourselves and any of our subsidiaries and between our subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) and which do not secure any indebtedness;

(23) any interest or title of a lessor or sublessor under any lease by us or any of our subsidiaries of real property or personal property;

(24) Liens on Principal Property incurred in connection with any transaction permitted under the “—Limitation on Sale and Leaseback Transactions” covenant described below; or

(25) any extensions, renewals, refinancing or replacements of any Lien referred to in clauses (1) through (24) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (24) shall not extend to or cover any Principal Property of ours or any of our subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness and the retirement of any indebtedness secured by Liens (other than Liens described in clauses (1) through (25) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (25) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 7.5% of our Consolidated Total Assets. We and our subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the notes (excluding any additional notes);

(2) such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Principal Property by us or a subsidiary;

(3) such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4) we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5) we apply or any subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Principal Property used or useful in our or its business or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (1) through (5) above), together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 7.5% of our Consolidated Total Assets.

SEC Reports

We shall, to the extent required by Section 314(a) of the Trust Indenture Act, file with the trustee, within 15 days after the filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that the delivery of materials to the trustee by electronic means or filing of documents via the EDGAR system (or any successor electronic filing system) shall be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or such successor system), it being understood that delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein and the trustee shall have no obligation to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor) or if we are not required to file information, documents or reports pursuant to either of these Sections, then we will file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Definitions

The indenture will contain the following defined terms:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by our board of directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its subsidiaries on a consolidated basis as shown on or reflected on our most recent internal consolidated balance sheet, including relevant footnotes thereto (without duplication), prepared in accordance with GAAP, after giving effect to any acquisitions or dispositions occurring subsequent to the date of such balance sheet.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any direct or indirect subsidiaries of ours or (2) the financing of a project involving the development or expansion of our properties or properties of any direct or indirect subsidiaries of ours, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any direct or indirect subsidiary of ours or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (1) those real properties (and adjacent facilities) of the Company and any of its subsidiaries located at 110 West 44th Street, New York, New York 10036 and (2) any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by the Company or any of its subsidiaries, and in each case the net book value of which as of that date exceeds $50 million, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the board of directors of the Company (or any committee thereof duly authorized to act on behalf of such board) by resolution determines in good faith not of material importance to the total business conducted by the Company and its restricted subsidiaries, considered as one enterprise.

“subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

Events of Default

The events of default set forth in the section entitled “Description of the Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, each of the following will be an “event of default” under the indenture with respect to a series of notes:

(1) default for 30 days in payment of any interest installment due and payable on any note of such series;

(2) a failure to pay principal of or premium, if any, on any note of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3) a failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth above under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4) default in our performance of any other covenant or agreement in respect of the notes of such series for 90 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the notes of such series then outstanding; and

(5) certain events of bankruptcy, insolvency, or reorganization involving us as set forth in the indenture.

Application of Discharge and Defeasance Provisions

The accompanying prospectus contains a section entitled “Description of the Debt Securities—Defeasance, Discharge and Termination.” That section describes provisions for the satisfaction and discharge, full defeasance and covenant defeasance of debt securities issued under the indenture. Those provisions will apply to the notes.

Modification and Waiver

The accompanying prospectus contains a section entitled “Description of the Debt Securities— Modification and Waiver.” That section describes provisions for modification, amendment, supplement or waiver of the provisions of the indenture. Those provisions will apply to the notes. In addition, we may amend or modify the indenture without the consent of any holder of notes of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, omission, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•

conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes” or the “Description of the Debt Securities” in the accompanying prospectus, as evidenced by an officers’ certificate;

•	provide for the issuance of additional notes of such series, subject to the limitations set forth in the indenture;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes of such series;

•	add guarantees with respect to the notes of such series;

•	provide for uncertificated notes of such series in addition to or in place of certificated notes of such series;

•	secure the notes of such series;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes of such series; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers of beneficial interests in the notes between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters, the trustee nor any agent under the indenture will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking S.A. (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes, in accordance with DTC’s procedures. In the event that the global notes are exchanged for notes in certificated form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of holders maintained by the registrar.

Regarding the Trustee

The Bank of New York Mellon is the trustee under the indenture and has also been appointed by us to act as registrar and paying agent for the notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business in addition to those described in the accompanying prospectus, including asset and investment management and insurance services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment) and purchased for cash pursuant to this offering at their “issue price” (the first price at which a substantial amount of the notes of the applicable series is sold to investors for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler)).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes an individual, corporation, estate or trust that is neither a U.S. holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

If any entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a bank, insurance company or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	a person holding the notes as part of an integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for any alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or a person who is an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions, in each case as of the date hereof. Those authorities may change or be subject to differing interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below. There can be no assurance that the United States Internal Revenue Service (the “IRS”) would not take, or that a court would not sustain, a position contrary to that discussed below regarding the United States federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances and does not address other United States federal taxes (such as gift and estate taxes and the Medicare contribution tax on net investment income), or the effects of any state, local or non-United States tax laws. If you are considering the purchase of notes, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under any other United States federal tax laws and the laws of any other taxing jurisdiction.

Effect of Certain Contingencies

In certain circumstances (see, e.g., “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event” and “Description of the Notes—Special Mandatory Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes or to make payments in advance of their scheduled times. According to the applicable Treasury regulations, the possibility that any such payments in excess of stated interest and principal will be made or that any payments will be made in advance of their scheduled times will not affect the amount of interest income a U.S. Holder recognizes if, as of the date the notes were issued, such possibility is “remote” or the excess amount is considered to be “incidental” in the aggregate. We believe and intend to take the position that the possibility of any such payment is a “remote” or “incidental” contingency, and this discussion assumes that our position will be respected. Therefore, we do not intend to treat any such potential payments as part of the yield to maturity of any notes. Our determination that these contingencies are remote or incidental is binding on you unless you disclose your contrary position in the manner required by applicable United States Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on your notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the sale or other taxable disposition of a note before the resolution of the contingencies.

U.S. Holders

Stated Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest

Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own stock possessing 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations and are not a controlled foreign corporation that is related to us through actual or constructive stock ownership; and

•

either (a) you provide to the applicable withholding agent your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is effectively connected with your conduct of a trade or business in the United States (as discussed below under the following paragraph).

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, then you will generally be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed immediately above are satisfied) in the same manner as if you were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of your effectively connected earnings and profits, subject to certain adjustments.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will generally be subject to United States federal income tax (and possibly branch profits tax if you are a foreign corporation) on such gain in the same manner as described above under “— Non-U.S. Holders— Interest” with respect to effectively connected interest, unless an applicable income tax treaty provides otherwise; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, in which case you will generally be subject to United States federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on such gain (which may be offset by certain United States source capital losses, provided you have timely filed United States federal income tax returns with respect to such losses).

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of interest on the notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide your taxpayer identification number or a certification of exempt status, or you otherwise failed to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments of interest on the notes, provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the third bullet point under “—Non-U.S. Holders—Interest.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent under penalties of perjury that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. The United States Treasury has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition (including a retirement or redemption) of the notes, which may be relied upon by taxpayers until final regulations are issued. You should consult your tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of 20 notes	Principal Amount of 20 notes
J.P. Morgan Securities LLC	$	$
Wells Fargo Securities, LLC

Total	$	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters, severally and not jointly, are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the 20    notes and     % of the principal amount of the 20    notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed     % of the principal amount of the 20    notes and     % of the principal amount of the 20    notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Underwriting Discounts and Expenses

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by Us
Per 20 note		%
Per 20 note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $            million.

Stabilization, Short Positions and Penalty Bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as joint book-running managers in connection with our $2.7 billion offering of our Existing Notes in April 2022. An affiliate of J.P. Morgan Securities LLC is the administrative agent and a lender, and an affiliate of Wells Fargo Securities, LLC is the syndication agent and a lender, under each of our Term Loan and 2022 Credit Agreement, and affiliates of certain of the other underwriters are lenders under the Term Loan and/or the 2022 Credit Agreement, for which these affiliates have been and will be paid customary fees. As noted in “Use of Proceeds”, we intend to use the net proceeds from this offering to repay in full the Term Loan. See “Conflicts of Interest” below. In addition, J.P. Morgan Securities LLC and/or one of its affiliates was engaged as a financial advisor to the Company in connection with the Zynga Acquisition, for which it has been paid customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise), and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Settlement

Delivery of the notes is expected to be made against payment on                 , 2023, which will be the                  business day following the date hereof (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Conflicts of Interest

Because affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are lenders under our Term Loan and each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan, each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories.

Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Selling Restrictions

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Note to Canadian Residents

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Note to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Note to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. The underwriters have been represented in connection with this offering by Latham  & Watkins LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Take-Two

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2022, and the effectiveness of Take-Two Interactive Software, Inc.’s internal control over financial reporting as of March 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Take-Two Interactive Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2022 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Zynga

The consolidated financial statements of Zynga Inc. for the year ended December 31, 2021 and the effectiveness of Zynga Inc.’s internal control over financial reporting as of December 31, 2021 appearing in Zynga Inc.’s Annual Report (Form 10-K) and incorporated by reference in Take-Two Interactive Software, Inc.’s Current Report (Form 8-K) dated May 26, 2022, filed with the Securities and Exchange Commission, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and Zynga Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov from which interested persons can electronically access our SEC filings. Our website address is www.take2games.com. The information and other content contained on, or accessible through, our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement only as a textual reference and do not intend it to be an active link to our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of securities hereby. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed on May  17, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders filed on July 27, 2022 incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2022, September 30, 2022 and December 31, 2022, filed on August 9, 2022, November 8, 2022 and February 7, 2023, respectively;

•

our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed April 6, 2022 (including the risks relating to Zynga’s business detailed in Exhibit 99.2 thereto), April 14, 2022, May  5, 2022, May  18, 2022, May  19, 2022, May  26, 2022 (as amended on August 5, 2022) (including the consolidated financial statements of Zynga incorporated by reference therein), June  24, 2022, August  19, 2022, September  19, 2022 (two  filings), September  21, 2022, November  17, 2022, January  6, 2023 and February 7, 2023;

•

the description of our Common Stock which is contained in our Registration Statement on Form 8-A, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description; and

•	the section entitled “Risk Factors” contained in our joint proxy statement/prospectus, filed April 7, 2022.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until we terminate the offering of the notes. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attention: Chief Legal Officer, telephone number (646) 536-2842.

PROSPECTUS

Take-Two Interactive Software, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time our common stock, par value $.01 per share, and debt securities (which may be convertible into our common stock). We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, dealers or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet or other offering materials which will precede the prospectus supplement. The prospectus supplement or term sheet or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

In each prospectus supplement or related term sheet or other offering materials, if any, we will include the following information:

•	The names of the underwriters, dealers or agents, if any, through which we will sell the securities;

•	The proposed amounts of securities, if any, which the underwriters will purchase;

•	The compensation, if any, of those underwriters, dealers or agents;

•	The major risk factors associated with the securities offered;

•	The initial public offering price of the securities, if there is one;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	Any other material information about the offering and sale of the securities.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” beginning on page 2 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities we may be offering or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 6, 2022.

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). We may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we may offer. Each time we propose to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the heading “Where You Can Find More Information and Information Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

Trademarks, trade names and service marks

TAKE-TWO INTERACTIVE and our T2 logo are among our key trademarks. This prospectus contains references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including any logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate that we will not assert our rights or the rights of the applicable licensor to these trademarks and trade names.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our ability to timely deliver our titles and other products, and on the operations of our counterparties, including retailers, including digital storefronts and platform partners, and distributors; the effects of the COVID-19 pandemic on consumer demand and the discretionary spending patterns of our customers as the situation with the pandemic continues to evolve; the impact of reductions in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of potential inflation; volatility in foreign currency exchange rates; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the acquisition of Zynga Inc. (“Zynga”); the inability to obtain our or Zynga’s respective stockholder approval or the failure to satisfy other conditions to completion of the proposed acquisition, including receipt of regulatory approvals, on a timely basis or at all; risks that the proposed acquisition disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Take-Two and Zynga from their respective ongoing business operations; the ability of either Take-Two, Zynga or the combined company to retain key personnel; the ability to realize the benefits of the proposed acquisition, including Net Bookings opportunities and cost synergies; the ability to successfully integrate Zynga’s business with Take-Two’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that have been or may be instituted against Take-Two, Zynga or others related to the proposed acquisition; and the amount of the costs, fees, expenses and charges related to the proposed acquisition. Other important factors and information are discussed under the heading “Risk Factors” beginning on page 2, and are contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q, in the section entitled “Risk Factors,” and our other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

iii

THE COMPANY

We are a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. We develop and publish products principally through Rockstar Games, 2K, Private Division, and T2 Mobile Games. Our products are currently designed for console gaming systems, PC, and Mobile including smartphones and tablets. We deliver our products through physical retail, digital download, online platforms, and cloud streaming services.

We endeavor to be the most creative, innovative, and efficient company in our industry. Our core strategy is to capitalize on the popularity of video games by developing and publishing high-quality interactive entertainment experiences across a range of genres. We focus on building compelling entertainment franchises by publishing a select number of titles for which we can create sequels and incremental revenue opportunities through virtual currency, add-on content, and in-game purchases. Most of our intellectual property is internally owned and developed, which we believe best positions us financially and competitively. We have established a portfolio of proprietary software content for the major hardware platforms in a wide range of genres, including action, adventure, family/casual, role-playing, shooter, sports, and strategy, which we distribute worldwide. We believe that our commitment to creativity and innovation is a distinguishing strength, enabling us to differentiate our products in the marketplace by combining advanced technology with compelling storylines and characters that provide unique gameplay experiences for consumers. We have created, acquired, or licensed a group of highly recognizable brands to match the broad consumer demographics that we serve, ranging from adults to children and game enthusiasts to casual gamers. Another cornerstone of our strategy is to support the success of our products in the marketplace through innovative marketing programs and global distribution on platforms and through channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 110 West 44th Street, New York, New York 10036. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

In this prospectus, unless otherwise specified, “Take-Two,” “we,” “us” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries.

Recent Developments

On January 9, 2022, we entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Zebra MS I, Inc., a Delaware corporation and our direct wholly-owned subsidiary (“Merger Sub 1”), Zebra MS II, Inc., a Delaware corporation and our direct wholly-owned subsidiary (“Merger Sub 2”), and Zynga Inc. (“Zynga”), a Delaware corporation. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub 1 will be merged with and into Zynga (the “Merger”) with Zynga continuing as the surviving corporation and our wholly-owned subsidiary, and immediately following the Merger, the surviving corporation in the Merger will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation (together with the Merger, the “Combination”). We currently expect the Combination to close in the first quarter of our fiscal year 2023, ending June 30, 2022. However, it is possible that factors outside the control of the parties to the Merger Agreement could result in the Combination being completed at a different time, or not at all.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2022, and is incorporated into this prospectus by reference.

RISK FACTORS

You should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. If any of the risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of our securities could decline, and you may lose part or all of any investment in our securities.

USE OF PROCEEDS

When we offer particular securities, we will describe in the prospectus supplement relating to the securities how we intend to use the proceeds of the sale of those securities.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF COMMON STOCK

The following summary describes our common stock and the material provisions of our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Third Amended and Restated By-Laws (our “By-Laws”). Because the following is only a summary, it does not contain all of the information that may be important to you, and is qualified in its entirety by the full text of our Certificate of Incorporation and By-Laws, copies of which are on file with the SEC and incorporated herein by reference. You should refer to the text of these documents for a complete description. Our authorized capital stock consists of 205,000,000 shares, with a par value of $0.01 per share, of which:

•	200,000,000 shares are designated as common stock; and

•	5,000,000 shares are designated as preferred stock.

At March 28, 2022, we had outstanding 115,419,585 shares of common stock and no shares of preferred stock.

Common Stock

Voting Rights

Unless otherwise provided for in our Certificate of Incorporation, each stockholder shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Dividends

Subject to the preferential rights of the preferred stock, if any, the holders of shares of common stock shall be entitled to receive, when and if declared by our board of directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of common stock.

Liquidation

In the event of any dissolution, liquidation or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and of the amounts to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of common stock shall be entitled to share ratably in the remaining net assets of the Company.

No Preemptive, Redemption or Conversion Rights

The common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. The common stock does not have preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights for the Election of Directors

Our board of directors is not classified. Our Certificate of Incorporation and By-Laws provide that our board of directors may consist of any number of directors, not less than one and not more than ten.

A director shall be elected if the number of votes which are cast “for” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes “against” his or her election by such holders; provided that, if the chairman of the meeting determines that the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected, the directors shall be elected by a plurality of the stock present in person or represented by proxy entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our board has the ability to fill vacancies on our board. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected, unless sooner displaced.

Action by Written Consent; Special Stockholder Meetings

Our By-Laws provide for the right of stockholders to act by written consent without a meeting. In addition, our By-Laws provide that special meetings of the stockholders may be called by the executive chairman, non-executive chairman, chief executive officer or president and shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Interested Stockholders

The terms of Section 203 of the Delaware General Corporation Law (the “DGCL”) apply to us since we are a Delaware corporation. Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that such person became an interested stockholder unless:

•

the transaction that results in a person’s becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•

upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•

on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203 of the DGCL, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation or

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Section 203 of the DGCL does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities and the indenture to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities to be sold by us. Unless otherwise stated, any senior debt securities and any subordinated debt securities are together referred to as “debt securities.”

General

We may issue from time to time one or more series of debt securities under an indenture to be entered into between us and The Bank of New York Mellon, as trustee, as supplemented from time to time (the “indenture”).

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior debt. The indenture will not limit the amount of debt securities that we may issue.

The following description of the debt securities is not complete and is subject to, and qualified in its entirety by, the detailed provisions of the indenture. The indenture is included as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the indenture or terms defined in the indenture are referred to, those provisions or definitions are incorporated by reference. We urge you to read the indenture because the indenture defines your rights as a holder of debt securities, and describes in detail the terms of the debt securities summarized below. If any particular terms of the debt securities described in the applicable prospectus supplement differ from the terms described in this prospectus, then the terms described in the applicable prospectus supplement will amend, supplement or supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended.

Terms Applicable to Debt Securities

The prospectus supplement for a particular series of debt securities will contain the specific terms of the series of debt securities, which may include the following:

•	the classification as senior or subordinated debt securities and, if applicable, the subordination provisions that will apply;

•	the designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $2,000 and integral multiples of $1,000 thereafter;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	if other than the remaining outstanding principal amount, the principal amount of the debt securities that we will pay upon acceleration of their maturity;

•	if other than the trustee, the identity of each security registrar and/or paying agent;

•	the interest rate or rates, if any, or the method of determination of such rate or rates;

•	the place or places where the principal of and any interest shall be payable;

•	if applicable, the premium or discount with which such debt securities will be issued or the method of determination of such premium or discount;

•

the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•

any right or requirement to convert the debt securities into, or exchange the debt securities for, shares of our common stock or other securities or property and the factors considered in determining the conversion price or prices;

•	any provision relating to any security provided for the debt securities;

•	any sinking fund obligation with respect to the debt securities;

•	whether the debt securities will be issued in a transaction registered under the Securities Act and any restriction or condition on the transferability of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity of the depositary;

•	the stock exchanges or securities associations, if any, on which the debt securities may be listed or quoted;

•	any addition to or change in the events of default, covenants or defeasance provisions in the indenture;

•	any way in which rights in respect of the debt securities are materially limited or qualified by the rights of any other authorized class of securities;

•	if applicable, any material United States federal income tax consequences; and

•	any other material terms of the debt securities, consistent with the provisions of the indenture.

Unless otherwise specified in the applicable prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Some of the debt securities may be issued as discounted debt securities, which are debt securities sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

The indenture will not contain any provisions that:

•	limit our ability to incur indebtedness or issue any securities;

•	require us to declare dividends or require the maintenance of any asset ratios or the creation or maintenance of reserves; or

•	provide protection in the event we choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Conversion and Exchange

We may issue debt securities that are convertible into or exchangeable for our common stock, property or cash, or a combination of any of them. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating to those debt securities. Those terms may include provisions, as applicable, for conversion or exchange on a mandatory basis, at your option, or at our option, in which case the number of shares of our common stock, property or cash, to be received upon the conversion or exchange of those debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The applicable prospectus supplement will include a discussion of any material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Ranking

The senior debt securities will be unsecured, and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The ranking of the subordinated debt securities will be described in the applicable prospectus supplement.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of debt securities protection in the event we have a change of control of the Company.

Covenants

The indenture will provide that for so long as any debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of debt securities and described in the applicable prospectus supplement. The indenture will include the following covenants:

Payment of Securities

We will duly and punctually pay the principal of, premium, if any, and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

SEC Reports

We are subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file certain reports and other information with the SEC. See “Where You Can Find More Information and Information Incorporated by Reference” below. If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Exchange Act to the trustee. Delivery of such reports, information and documents to the trustee will be for informational purposes only and the trustee’s receipt of such will not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture.

Merger, Consolidation or Sale of Assets

We will not consolidate with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons in a single transaction or series of related transactions, unless:

•

we are the surviving entity, or, if we are not the surviving entity, the surviving entity is a corporation organized and existing under the laws of the United States, any state or the District of Columbia;

•

the surviving entity expressly assumes our obligations under the indenture and each outstanding series of debt securities and executes a supplemental indenture which is delivered, and is in form and substance reasonably satisfactory, to the trustee;

•	immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

•

we or the surviving entity deliver to the trustee an officers’ certificate and an opinion of counsel, each in form reasonably satisfactory to the trustee, stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture, that all conditions precedent provided for in the indenture have been complied with and that such supplemental indenture is the legal, valid and binding obligation of the surviving entity enforceable in accordance with its terms.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had originally been named in the indenture and, except for any lease, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Events of Default

The following will constitute “events of default” under the indenture with respect to a series of debt securities:

•	default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

•	default in payment of principal when due and payable on the debt securities of such series;

•

material default in our performance of any other covenant or agreement in respect of the debt securities of such series for 90 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities of such series then outstanding;

•	events of bankruptcy, insolvency and reorganization specified in the indenture; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

An event of default under one series of debt securities may, but will not necessarily, constitute an event of default under any other series of debt securities.

The indenture will provide that if an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities may, by notice in writing to us and the trustee if given by the registered holders, declare the principal amount of those debt securities, any premium and any accrued and unpaid interest on those debt securities to be due and payable immediately. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of, any premium and any accrued and unpaid interest on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any registered holder of outstanding debt securities. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those debt securities have been cured or waived (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the acceleration and its consequences shall be automatically annulled and rescinded.

The indenture will require that we file annually with the trustee a compliance certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and the status of any such default. The trustee will be entitled under the indenture to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

The indenture will provide that while the trustee generally must deliver notice of a default or an event of default to the registered holders of the debt securities of any series issued under the indenture within 90 days of the trustee’s knowledge of its occurrence (as provided in the indenture), the trustee may withhold notice of any default or event of default (except with respect to a default in payment on the debt securities) if and so long as a committee of its responsible officers in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to one or more series of debt securities if the holders of a majority in principal amount of the outstanding debt securities of each such series consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

•	reduce the amount of principal we must repay or change the date of maturity;

•	reduce the rate or change the time of payment of interest;

•	change the currency of payment;

•	modify any redemption or repurchase right to the detriment of the holder;

•	reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment, supplement or waiver; or

•

change the provisions of the indenture relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or amendments of the indenture that require the consent of registered holders of each affected series.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, any premium or any interest on any debt security of that series or a default in respect of any provision that may not be amended without the consent of each affected registered holder of debt securities; provided, however, that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Actions by Holders

A holder of debt securities of a series may not pursue any remedy with respect to the indenture or such series (except a registered holder of debt securities of such series may bring an action for payment of overdue principal, premium, if any, or interest on its debt securities), unless:

•	the registered holder has given notice to the trustee of such series of a continuing event of default;

•	registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

•	such registered holder or holders have offered the trustee of such series security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee of such series has not complied with such request within 60 days of such notice, request and offer; and

•

the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series a direction inconsistent with the request during that 60-day period.

Defeasance, Discharge and Termination

Defeasance and Discharge

Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, the indenture will provide that we may discharge any and all of our obligations in respect of a series of debt securities, and, except with respect to certain provisions, the provisions of the indenture will no longer be in effect with respect to that series of debt securities on the 91st day after the date of the deposit with the trustee or paying agent, in trust, of money or U.S. Government Obligations in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due. Such discharge may only occur if, among other things:

•

we shall have delivered to the trustee either: (a) a ruling from the Internal Revenue Service (the “IRS”) to the effect that registered holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (b) an opinion of outside counsel to the same effect as clause (a) accompanied by a ruling to that effect published by the IRS;

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

•

the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

“U.S. Government Obligations” will be defined under the indenture as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

Termination of Obligations in Certain Circumstances

The indenture will provide that we may at any time terminate any and all obligations in respect of a series of debt securities and, except with respect to certain provisions, the provisions of the indenture will no longer be in effect with respect to that series of debt securities if that series of debt securities matures or is redeemable within one year of such time and we deposit with the trustee or paying agent, in trust, money or U.S. Government Obligations in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due. Such obligations may only be terminated if, among other things:

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

•

the deposit will not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

If we terminate our obligations in respect of a series of debt securities pursuant to this provision, we are not required to deliver an opinion of counsel to the effect that registered holders or beneficial owners of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders or beneficial owners of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

Defeasance of Covenants

The terms of a series of debt securities may provide that we may omit to comply with certain provisions or covenants established with respect to that series of debt securities, and non-compliance with any such provision or covenant will not be deemed an event of default, on the 91st day following the deposit with the trustee or paying agent, in trust, of money or U.S. Government Obligations in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due. Our exercise of this option is subject to conditions specified in the indenture, which will include, among other things:

•

we shall have delivered to the trustee an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this section and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if we had not exercised such option;

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

•

the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

The prospectus supplement relating to that series of debt securities will describe the provisions, covenants and related events of default with respect to that series which may be defeased pursuant to this provision.

Unclaimed Money

Subject to any applicable abandoned property law, the indenture will provide that the trustee will pay to us upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us, registered holders of debt securities entitled to such money must look to us for payment as general creditors.

Trustee and Paying Agent

The Bank of New York Mellon will initially act as trustee and paying agent for the debt securities.

We will describe in the applicable prospectus supplement any material business and other relationships (including additional trusteeships) other than ordinary banking relationships and the trusteeship under the indenture, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indenture, on the other hand.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to exceptions described in the indenture. If an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Governing Law

The laws of the state of New York will govern the indenture and will govern each series of debt securities.

Transfer and Exchange

Each debt security will be represented by either one or more global securities deposited with or on behalf of The Depository Trust Company, as Depositary (the “Depositary”), and registered in the name of the Depositary’s nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under such debt security and the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures summarized below of the Depositary or its nominee for the related global debt security and, if such person is not a direct participant of the Depositary, on the procedures of the indirect participant of the Depositary through which such person owns its interest, to exercise any rights of a holder under the indenture.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

About The Depositary

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary’s nominee. The Depositary is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” under the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” under the New York Uniform Commercial Code; and

•	“clearing agency” registered under the provisions of Section 17A of the Exchange Act.

The Depositary holds securities that its direct participants (each, a “direct participant”) deposit with the Depositary. Direct participants of the Depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect participants of the Depositary (each, an “indirect participant”), such as securities brokers and dealers, banks and trust companies, can also access the Depositary’s system if they maintain a custodial relationship with a direct participant.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities:

Purchases of book-entry debt securities under the Depositary’s system must be made by or through direct participants, which will receive a credit for the book-entry debt securities on the Depositary’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the book-entry debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry debt securities, except as provided below.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to the nominee of the Depositary. The Depositary’s practice is to credit the account of its direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner.

The Depositary is required to make book-entry transfers allowed in accordance with the indenture and the debt securities represented by the global securities on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the book-entry debt securities. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the book-entry debt securities on your behalf. We and the trustee have no responsibility for any aspect of the actions and/or inactions of the Depositary or any of its direct or indirect participants.

So long as the Depositary’s nominee is the registered owner of the global securities representing the debt securities, the trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through the Depositary and its direct participants. We understand that, under industry practice, in the event owners of beneficial interests in debt securities wish to take any action that the Depositary or its nominee is entitled to take, the Depositary would authorize the applicable participants to take such action, and that such participants would authorize beneficial owners owning through such participants to take such action.

The Depositary can only act on behalf of its direct participants. Your ability to pledge book-entry debt securities to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your book-entry debt securities.

Neither the Depositary nor its nominee will consent or vote with respect to the book-entry debt securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

The Depositary has agreed to the foregoing procedures in order to facilitate transfers of the book-entry debt securities among participants of the Depositary. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we will issue certificated debt securities of any series if an event of default has occurred and is continuing with respect to such series. We may also at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry systems and procedures from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

For avoidance of doubt, none of us, the trustee nor any agent under the indenture will have any liability for any actions of the Depositary.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION AND INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available at the SEC’s website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO”.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus. The documents we incorporate by reference herein are:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2021, September 30, 2021 and December 31, 2021;

•

the portions of our Definitive Proxy Statement for the 2021 annual meeting of stockholders, filed on July 27, 2021, specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2021;

•

our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed June 2, 2021, July  30, 2021, September  17, 2021, January  10, 2022 and April 6, 2022; and

•

the description of our Common Stock which is contained in our Registration Statement on Form 8-A, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement to which this prospectus relates and until we terminate the offering of securities pursuant to this prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attention: General Counsel, telephone number (646) 536-2842.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

Take-Two

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2021, and the effectiveness of Take-Two Interactive Software, Inc.’s internal control over financial reporting as of March 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Zynga

The consolidated financial statements of Zynga, Inc. appearing in Zynga, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Zynga, Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

$                     % Senior Notes due 20

$                     % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Wells Fargo Securities

April    , 2023